UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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TRANSATLANTIC PETROLEUM LTD.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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TRANSATLANTIC PETROLEUM LTD.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON WEDNESDAY, JUNE 10, 2015

NOTICE IS HEREBY GIVEN that an Annual Meeting (the “Annual Meeting”) of the holders of common shares of TransAtlantic Petroleum Ltd. (the “Company”) will be held at the offices of TransAtlantic Petroleum (USA) Corp., 16803 Dallas Parkway, Addison, Texas 75001, on Wednesday, June 10, 2015, at 4:00 p.m. local time for the following purposes:

1.	to elect seven directors to the board of directors, each to serve for a term of one year or until their respective successors are elected and qualified;
2.

to appoint KPMG LLP to serve as the Company’s independent registered public accounting firm for the year ending December 31, 2015 and to authorize the Company’s audit committee to determine their remuneration; and

3.	to transact any and all other business that may properly come before the Annual Meeting or any adjournment(s) or postponement(s) thereof.

In addition, the Company’s audited financial statements for the year ended December 31, 2014, together with the report of the auditors thereon, will be placed before the shareholders at the Annual Meeting.

Only shareholders who owned common shares of the Company at the close of business on April 20, 2015, the record date for the Annual Meeting, will be entitled to vote at the Annual Meeting. It is important that your shares be represented at the Annual Meeting. You may vote your shares via a toll-free telephone number or over the Internet. Alternatively, if you request or receive a paper copy of the proxy materials by mail, you may vote by signing, dating and mailing the proxy card in the envelope provided. Voting in one of these ways will ensure that your shares are represented at the meeting. Your proxy will be returned to you if you are present at the meeting and request its return in the manner provided for revocation of proxies in the proxy statement.

By Order of the Board of Directors,

N. MALONE MITCHELL 3rd

Chief Executive Officer

Addison, Texas

April 27, 2015

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON JUNE 10, 2015: Our Notice of Annual Meeting of Shareholders, Proxy Statement and Annual Report to Shareholders for the year ended December 31, 2014 are also available at http://ir.transatlanticpetroleum.com/annual-general-meeting.cfm

TRANSATLANTIC PETROLEUM LTD.

c/o TransAtlantic Petroleum (USA) Corp.

16803 Dallas Parkway

Addison, Texas 75001

(214) 220-4323

PROXY STATEMENT

DATED APRIL 27, 2015

FOR

ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON WEDNESDAY, JUNE 10, 2015

This proxy statement (the “Proxy Statement”) is furnished in connection with the solicitation of your proxy by the board of directors and management on behalf of TransAtlantic Petroleum Ltd. (the “Company”), to be voted at the 2015 Annual Meeting of Shareholders of the Company (the “Annual Meeting”) to be held on June 10, 2015, at the time and place and for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders (the “Notice”) and at any adjournments or postponements of that meeting.

When proxies are properly executed and received, the shares represented thereby will be voted at the Annual Meeting in accordance with the directions noted thereon. If no direction is indicated, such shares will be voted “FOR” the election of the director nominees and “FOR” the appointment of KPMG LLP to serve as the Company’s independent registered public accounting firm for the year ending December 31, 2015 and to authorize the Company’s audit committee to determine their remuneration, all as set forth in the accompanying Notice.

INTERNET AVAILABILITY AND ELECTRONIC DELIVERY OF PROXY DOCUMENTS

Important notice regarding the availability of proxy materials for the Annual Meeting to be held on June 10, 2015: Our official Notice of Annual Meeting of Shareholders, Proxy Statement and Annual Report to Shareholders for the year ended December 31, 2014 are also available at http://ir.transatlanticpetroleum.com/annual-general-meeting.cfm.

As permitted by Securities and Exchange Commission (“SEC”) rules, we are making the Notice, this Proxy Statement and our Annual Report to Shareholders (the “Annual Report”) available to our shareholders primarily via the Internet, rather than mailing printed copies of these materials to each shareholder. We believe that this process will expedite shareholders’ receipt of proxy materials, lower the costs of the Annual Meeting and help to conserve natural resources. Each shareholder (other than those who previously requested electronic delivery of all materials or previously elected to receive delivery of a paper copy of the proxy materials) will receive a Notice of Internet Availability of Proxy Materials (the “Proxy Notice”) containing instructions on how to access and review the proxy materials, including the Notice, this Proxy Statement and our Annual Report, on the Internet and how to access an electronic proxy card to vote on the Internet. The Proxy Notice also contains instructions on how to receive a paper copy of the proxy materials. If you receive a Proxy Notice by mail, you will not receive a printed copy of our proxy materials unless you request one. If you receive a Proxy Notice by mail and would like to receive a printed copy of our proxy materials, please follow the instructions included in the Proxy Notice.

ABOUT THE ANNUAL MEETING

The Annual Meeting will be held on Wednesday, June 10, 2015 at 4:00 p.m. local time at the offices of TransAtlantic Petroleum (USA) Corp., 16803 Dallas Parkway, Addison, Texas 75001. A complete list of registered shareholders entitled to vote at the Annual Meeting will be available for inspection at the registered office of the Company and the Calgary office of its registrar and transfer agent, Computershare Investor Services Inc. (“Computershare”), during regular business hours and at the Annual Meeting.

This Proxy Statement and form of proxy are being mailed or made available to shareholders on or about April 28, 2015. The Annual Report does not form any part of the materials for solicitation of proxies.

The principal executive offices of the Company are located at, and the mailing address of the Company is, 16803 Dallas Parkway, Addison, Texas 75001, c/o TransAtlantic Petroleum (USA) Corp.

Who Can Vote

The board of directors of the Company has fixed April 20, 2015 as the record date (the “Record Date”) for determining shareholders of the Company entitled to receive notice of and vote at the Annual Meeting. Only shareholders of record as of the close of business on the Record Date are entitled to vote at the Annual Meeting. There were 40,789,087 common shares of the Company, par value $0.10 per share (the “Common Shares”), issued and outstanding on April 20, 2015. Each shareholder will have one vote for each Common Share of the Company owned of record at the close of business on the Record Date.

 Quorum and Voting Requirements

The presence in person or by proxy of at least two shareholders entitled to vote and holding shares representing not less than 10% of the issued and outstanding Common Shares entitled to vote at the Annual Meeting will constitute a quorum at the Annual Meeting.

For proposal 1, a majority of the votes cast at the Annual Meeting is required for approval. For each director nominee, shareholders may either vote “FOR” that director nominee, “AGAINST” that director nominee or may “WITHHOLD” their vote from that director nominee. This means that the shareholders will elect a director nominee when the number of votes cast for a director nominee’s election exceeds the number of votes cast against that director nominee’s election.

For proposal 2, a majority of the votes cast at the Annual Meeting is required for approval. Shareholders may either vote “FOR,” “AGAINST” or “ABSTAIN.”

An automated system administered by the Company’s transfer agent tabulates the votes. Each proposal is tabulated separately.

Votes Withheld, Abstentions and Broker Non-Votes

A broker “non-vote” occurs when a nominee (such as a broker) holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power for that particular matter and has not received instructions from the beneficial owner. Proposal 2, the appointment of the Company’s independent registered public accounting firm, is a discretionary item under the voting procedures of the New York Stock Exchange (“NYSE”). NYSE-member brokers can vote your shares on proposal 2 even if you do not provide them with voting instructions.

Votes withheld, abstentions and broker “non-votes” are counted as present for purposes of establishing a quorum. Votes withheld do not count as a vote cast and will have no effect on the outcome of proposal 1. Abstentions do not count as a vote cast and will have no effect on the outcome of proposal 2. Broker “non-votes” will have no effect on the outcome of proposal 1 and are not applicable to proposal 2 as described above.

How to Vote

You may vote by proxy or in person at the Annual Meeting. We suggest that you vote by proxy even if you plan to attend the meeting. If you are the stockholder of record, you can vote by proxy via a toll-free telephone number, over the Internet or by mail. Please refer to your Proxy Notice or the proxy card included with these proxy materials for instructions on how to access an electronic proxy card to vote on the Internet, vote by telephone, or to receive a paper copy of the proxy materials to vote by mail.  If you are not the record holder of your Common Shares, please follow the instructions provided by your broker, bank or other nominee.

All Common Shares represented by a proxy received by the Company’s transfer agent, Computershare, by 4:00 p.m. Central Daylight Saving time on June 8, 2015 will be voted as specified in the proxy, unless validly revoked as described below. If you return a proxy and do not specify your vote, your shares will be voted as recommended by the board of directors.

The board of directors is not currently aware of any business that will be brought before the Annual Meeting other than the proposals described in this Proxy Statement. If, however, other matters are properly brought before the Annual Meeting or any adjournment(s) or postponement(s) of the Annual Meeting, the persons appointed as proxies will have, unless the terms of their appointment otherwise provide, discretionary authority to vote the shares represented by proxies in accordance with their discretion and judgment.

 Revocation of Proxies

You may revoke your proxy before it is voted (i) by so notifying the Secretary of the Company in writing at the location of the Annual Meeting not less than one hour before the time fixed for the beginning of the Annual Meeting; (ii) by submitting a duly executed proxy bearing a later date by telephone, via the Internet or by mail; or (iii) by voting your shares in person or by an appointed agent or representative at the Annual Meeting. You cannot revoke your proxy merely by attending the Annual Meeting.

Solicitation of Proxies

This proxy solicitation is being made on behalf of the Company by its board of directors and management. Officers and employees of the Company may solicit proxies, either through personal contact or by mail, telephone or other electronic means. These officers and employees will not receive additional compensation for soliciting proxies. The cost of any such solicitation will be borne by the Company. Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward soliciting materials to beneficial owners and will be reimbursed by the Company for their reasonable out-of-pocket expenses incurred in sending proxy materials to beneficial owners.

Board Recommendation

The board of directors recommends that you vote “FOR” each of the Company’s director nominees and “FOR” the appointment of KPMG LLP, a Delaware limited liability partnership (“KPMG LLP”), to serve as the Company’s independent registered public accounting firm for the year ending December 31, 2015 and to authorize the Company’s audit committee to determine their remuneration.

Multiple Shareholders Sharing One Address

In accordance with Rule 14a-3(e)(1) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), one Proxy Statement and one Annual Report or one Proxy Notice may be delivered to two or more shareholders who share an address in the United States, unless the Company has received contrary instructions from one or more of the shareholders. The Company will deliver promptly upon written or oral request a separate copy of the Proxy Statement and the Annual Report or Proxy Notice at a shared address to which a single copy of the Proxy Statement and the Annual Report or Proxy Notice was delivered. Requests for additional copies of the Proxy Statement and the Annual Report or Proxy Notice, and requests that in the future separate Proxy Statements and Annual Reports or Proxy Notices be sent to shareholders who share an address, should be directed to the Company’s Corporate Secretary, TransAtlantic Petroleum Ltd., c/o TransAtlantic Petroleum (USA) Corp., 16803 Dallas Parkway, Addison, Texas, 75001, or at telephone number (214) 220-4323. In addition, shareholders who share a single address in the United States but receive multiple copies of the Proxy Statement and the Annual Report or Proxy Notice may request that they receive a single copy in the future by contacting the Company at the address and phone number set forth in the prior sentence.

2014 Audited Financial Statements

Under the Company’s Bye-Laws and Bermuda law, audited financial statements must be presented to shareholders at an annual general meeting of shareholders. To fulfill this requirement, at the Annual Meeting, the Company will present its consolidated financial statements for the year ended December 31, 2014, which have been audited by KPMG LLP. Those financial statements are included in the Annual Report, a copy of which is being delivered or otherwise made available, together with this Proxy Statement. Representatives of KPMG LLP are expected to attend the Annual Meeting and to respond to appropriate questions and will have the opportunity to make a statement should they so desire. No vote is required by shareholders with respect to the Company’s 2014 audited financial statements.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The Company’s only outstanding class of equity securities is its Common Shares. The following table sets forth information known to the Company about the beneficial ownership of its Common Shares on April 20, 2015 by (i) each current director; (ii) each named executive officer then serving; and (iii) all of the Company’s executive officers and directors as a group.

Unless otherwise indicated in the footnotes, each person listed in the following table has sole voting power and investment power over the Common Shares listed as beneficially owned by that person. Percentages of beneficial ownership are based on 40,789,087 Common Shares outstanding on April 20, 2015. Unless otherwise indicated in the footnotes, the address for each listed person is TransAtlantic Petroleum Ltd., c/o TransAtlantic Petroleum (USA) Corp., 16803 Dallas Parkway, Addison, TX 75001.

	Shares Beneficially Owned(1)
Name of Beneficial Owner	Number		Percent
N. Malone Mitchell 3rd	14,794,001	(2)	36.2%
Todd C. Dutton	0		*
James R. Huling	0		*
Matthew W. McCann	134,804	(3)	*
Harold Lee Muncy	5,769	(4)	*
Wil F. Saqueton	34,534		*
Bob G. Alexander	13,764	(5)(6)	*
Brian E. Bayley	44,206	(6)	*
Charles J. Campise	11,331	(6)	*
Marlan W. Downey	9,374	(6)	*
Gregory K. Renwick	5,476	(6)	*
Mel G. Riggs	19,426	(6)	*

All executive officers and directors as a group (12 persons)	15,072,685	(7)	36.8%

*	Less than 1% of the outstanding Common Shares.
(1)

Beneficial ownership as reported in the table has been determined in accordance with Rule 13d-3 under the Exchange Act and is not necessarily indicative of beneficial ownership for any other purpose, including under Canadian securities laws. The number of Common Shares shown as beneficially owned includes Common Shares which for Canadian securities law purposes may not be beneficially owned but over which a person would be deemed to exercise control or direction. The number of Common Shares shown as beneficially owned includes Common Shares subject to restricted stock units that were outstanding on April 20, 2015 and that will become vested within 60 days of April 20, 2015. Restricted stock units that will vest within 60 days after April 20, 2015 are deemed outstanding for computing the percentage of the person holding such securities, but are not deemed outstanding for computing the percentage of any other person.

(2)

Based on Amendment No. 11 to Schedule 13D (“Amendment No. 11”) filed on January 14, 2015. According to Amendment No. 11, Dalea Partners, LP (“Dalea”) shared voting and dispositive power over 10,374,034 Common Shares, Dalea Management, LLC (“Dalea Management”) shared voting and dispositive power over 10,374,034 Common Shares, Longfellow Energy, LP (“Longfellow”) shared voting and dispositive power over 3,958,333 Common Shares, Deut 8, LLC (“Deut 8”) shared voting and dispositive power over 3,958,333 Common Shares, ANBE Holdings, LP (“ANBE Holdings”) shared voting and dispositive power over 3,958,333 Common Shares, ANBE LLC (“ANBE Holdings GP”) shared voting and dispositive power over 3,958,333 Common Shares, Mr. Mitchell had sole voting and dispositive power over 150,033 Common Shares and shared voting and dispositive power over 14,639,293 Common Shares and each of Amy Mitchell, Alexandria Nicole Mitchell Jacobs, Noah Malone Mitchell IV, Stevenson Briggs Mitchell and Elizabeth Lee Mitchell share voting and dispositive power over 14,639,293 Common Shares. Mr. Mitchell and his wife indirectly own 100% of Dalea. Dalea Management is the general partner of Dalea and is owned 100% by Mr. Mitchell and his wife. Mr. Mitchell is a partner of Dalea and a manager of Dalea Management. Deut 8 is the general partner of Longfellow and is owned 100% by Mr. Mitchell and his wife. Mr. Mitchell is a manager of Deut 8. Mr. Mitchell, his wife, and children indirectly own 100% of Longfellow and ANBE Holdings. Mr. Mitchell and his wife own 100% of ANBE Holdings GP. Mr. Mitchell is the Company’s chairman and chief executive officer. Dalea, Mr. Mitchell, and his wife pledged 2,900,000 Common Shares as security under a master credit agreement with Amarillo National Bank. Includes 4,676 Common Shares underlying restricted stock units and warrants to acquire 134,169 Common Shares.

(3)	Includes 5,480 Common Shares subject to restricted stock units.
(4)	Includes 5,769 Common Shares subject to restricted stock units.

(5)	Includes 1,100 Common Shares owned by Mr. Alexander’s wife.
(6)	Includes 4,676 Common Shares subject to restricted stock units.
(7)	Reflects the information in footnotes (1) through (6) above.

Securities Owned by Certain Beneficial Owners

The following table sets forth information known to the Company about the beneficial ownership of its Common Shares as of April 20, 2015, by each person and entity known to the Company to own beneficially more than 5% of its outstanding Common Shares based on reports they file with the Securities and Exchange Commission (“SEC”). Unless otherwise indicated in the footnotes, each person or entity listed in the following table has sole voting power and investment power over the Common Shares listed as beneficially owned by that person or entity. Percentages of beneficial ownership are based on 40,789,087 Common Shares outstanding on April 20, 2015.

Dalea Partners, LP	10,374,034	(1)	25.4%
16803 Dallas Parkway
Suite 300
Addison, TX 75001

Longfellow Energy, LP	3,958,333	(2)	9.7%
16803 Dallas Parkway
Suite 300
Addison, TX 75001

(1)

Based on Amendment No. 11. According to the Amendment No. 11, Dalea shares voting and dispositive power over 10,374,034 Common Shares. Mr. Mitchell and his wife indirectly own 100% of Dalea. Dalea Management is the general partner of Dalea and is owned 100% by Mr. Mitchell and his wife. Mr. Mitchell is a partner of Dalea and a manager of Dalea Management. Mr. Mitchell is the Company’s chairman and chief executive officer.

(2)

Based on Amendment No. 11. According to the Amendment No. 11, Longfellow shares voting and dispositive power over 3,958,333 Common Shares. Deut 8 is the general partner of Longfellow and is owned 100% by Mr. Mitchell and his wife. Mr. Mitchell is a manager of Deut 8. Mr. Mitchell, his wife, and children indirectly own 100% of Longfellow. Mr. Mitchell is the Company’s chairman and chief executive officer.

ELECTION OF DIRECTORS

(Proposal 1)

The Company’s board of directors currently consists of seven members. Each of our current directors will stand for re-election at the Annual Meeting. The persons whose names are listed below (“Director Nominees”) have been nominated for election as directors by the board of directors to serve for a term of office to expire at the Annual Meeting of Shareholders in 2016, with each to hold office until his successor has been duly elected or appointed. Each Director Nominee has expressed his intention to serve the entire term for which election is sought.

Director Nominees

The following table and text set forth the name, position, residence, age, principal occupation and terms of service of each Director Nominee as of April 20, 2015:

Name	Age	Principal Occupation	Director Since
N. Malone Mitchell 3rd Chairman and Chief Executive Officer Dallas, TX, USA	53	Chairman and Chief Executive Officer of TransAtlantic Petroleum Ltd. President of Riata Corporate Group, LLC (a private oil and natural gas exploration and production company)	2008

Bob G. Alexander(2) Director Edmond, OK, USA	81	Former President and Chief Executive Officer of National Energy Group, Inc. (an oil and natural gas property management company)	2010

Brian E. Bayley(1)(2)(3) Director Vancouver, BC, Canada	62	Former Director and Resource Lending Advisor of Sprott Resource Lending Corp. (a natural resource lending corporation) President of Ionic Management Corp. (a private management company)	2001

Charles J. Campise(1)(3) Director Kerrville, TX, USA	64	Former Senior Vice President and Chief Financial Officer of Toreador Resources Corporation (formerly a public oil exploration and production company)	2012

Marlan W. Downey Dallas, TX, USA	83	Chairman of the Board of Roxanna Oil Company (a private oil and natural gas exploration and production company)	2013

Gregory K. Renwick Dallas, TX, USA	66	Former President and Chief Executive Officer of East West Petroleum Corp. (a public oil and natural gas exploration and production company)	2014

Mel G. Riggs(1)(2)(3) Director Midland, TX, USA	60	President of Clayton Williams Energy, Inc. (a public oil and natural gas exploration and production company)	2009

(1)	Member of the audit committee.
(2)	Member of the compensation committee.
(3)	Member of the corporate governance committee.

Information with respect to the securities beneficially owned by each of the Director Nominees can be found under the heading “Security Ownership of Certain Beneficial Owners and Management.” The following sets forth the biographical background information for each Director Nominee. In addition, the biographies of the Director Nominees include a brief description of the specific experience, qualifications, attributes or skills that led to the conclusion that each person should serve as a director. In addition to the specific experience, qualifications, attributes and skills described below, all of the Director Nominees have the professional experience and personal character that make them highly qualified Director Nominees for the Company and collectively comprise an experienced board that works well together as a whole.

N. Malone Mitchell 3rd has served as our chief executive officer since May 2011, as a director since April 2008 and as the Company’s chairman since May 2008. Since 2005, Mr. Mitchell has served as the president of Riata Corporate Group, LLC, a Dallas-based private oil and natural gas exploration and production company. From June to December 2006, Mr. Mitchell served as president and chief operating officer of SandRidge Energy, Inc. (formerly Riata Energy, Inc.), an independent oil and natural gas company concentrating in exploration, development and production activities. Until he sold his controlling interest in Riata Energy, Inc. in June 2006, Mr. Mitchell also served as president, chief executive officer and chairman of Riata Energy, Inc., which Mr. Mitchell founded in 1985 and built into one of the largest privately held energy companies in the United States.

Through his senior executive officer positions at Riata Corporate Group, LLC and Riata Energy, Inc., Mr. Mitchell brings extensive executive leadership experience, organizational experience and over 27 years of experience in the oil and natural gas industry to the board of directors. Mr. Mitchell is familiar with the Company’s day-to-day operations and performance and the oil and natural gas industry in general. Mr. Mitchell’s insight into the Company’s operations and performance is critical to board discussions.

Bob G. Alexander has served as a director since 2010. Mr. Alexander, a founder of Alexander Energy Corporation, served as chairman of the board, president and chief executive officer of Alexander Energy Corporation from 1980 to 1996. Alexander Energy Corporation merged with National Energy Group, Inc. in 1996, and Mr. Alexander served as president and chief executive officer of National Energy Group, Inc., an oil and natural gas property management company, from 1998 to 2011. From 1976 to 1980, Mr. Alexander served as vice president and general manager of the northern division of Reserve Oil, Inc. and president of Basin Drilling Corporation, both subsidiaries of Reserve Oil and Gas Company of Denver, Colorado. Mr. Alexander also served as a director of Chesapeake Energy Corporation from 2012 through 2014, and currently serves as a director of CVR Energy Inc. and Seventy Seven Energy Inc.

Mr. Alexander has extensive experience as an executive officer in the oil and natural gas services industry and has extensive financial, executive leadership and organizational experience. Mr. Alexander also has experience serving as a director of other public companies, which brings important insights into board oversight and corporate governance matters.

Brian E. Bayley has served as a director since 2001. From September 2010 to July 2013, Mr. Bayley served as a resource lending advisor of Sprott Resource Lending Corp. (formerly, Quest Capital Corp.), a natural resource lending corporation previously listed on the Toronto Stock Exchange and NYSE MKT. From May 2009 until September 2010, Mr. Bayley also served as president and chief executive officer of Sprott Resource Lending Corp. From January 2008 until May 2009, Mr. Bayley served as co-chairman of Sprott Resource Lending Corp., and from June 2003 until January 2008 and during March 2008, Mr. Bayley served as president and chief executive officer, respectively. Since December 1996, he has also served as the president and a director of Ionic Management Corp., a private management company.

Mr. Bayley also serves as a director of American Vanadium Corp., Cypress Hills Resource Corp., Eurasian Minerals Inc., Kramer Capital Corp. and Legend Gold Corp. Within the past five years, Mr. Bayley has also been a director of American National Energy Corp., Colombian Mines Corporation, Eco Oro Resources Ltd., Esperanza Silver Corp., Gleichen Resources Ltd., Golconda Capital Corp., Sprott Resource Lending Corp. and Torque Energy Inc.

Mr. Bayley is a former chief executive officer that has extensive executive leadership and organizational experience in the financial industry. Mr. Bayley’s experience makes him an effective member of the Company’s corporate governance committee and an effective chairman of the Company’s compensation committee. Mr. Bayley also has significant experience serving as a director of other public companies, which brings important insights into board oversight, compensation and corporate governance matters.

Charles J. Campise has served as a director since June 2012. He retired from Toreador Resources Corporation, an oil exploration and production company, in March 2010, where he had served as senior vice president and chief financial officer since May 2006. Mr. Campise served as corporate controller for Transmeridian Exploration Incorporated from December 2003 until May 2005. Prior to that, Mr. Campise served in a variety of financial and accounting positions at Sovereign Oil & Gas Company, Apache Corporation and Ocean Energy, Inc.

Mr. Campise is a former chief financial officer who brings more than 40 years of international oil and natural gas financial and accounting expertise to our board. Mr. Campise is chairman of the Company’s audit committee and an audit committee financial expert as a result of his 28 years of experience as a certified public accountant and more than 40 years of experience in various accounting and financial roles at oil and natural gas exploration and production companies. Mr. Campise also has experience serving as a director of other public companies, which brings important insights into board oversight, audit and corporate governance matters.

Marlan W. Downey has served as a director since June 2013. He is the chairman of the board of Roxanna Oil Company, a private oil and natural gas company that he founded in 1987. He worked for Shell Oil Company, an integrated energy company, from 1957 to 1987. In 1977, he moved to Shell Oil’s International Exploration & Production business and became vice president of Shell, and then president of Shell Oil’s newly-formed international subsidiary, Pecten International. Mr. Downey joined ARCO International in 1990 as senior vice president of exploration, becoming president of ARCO International and then senior vice president and executive exploration advisor to ARCO International. He is a fellow of the American Association for the Advancement of Science. Mr. Downey is a past president of the American Association of Petroleum Geologists (“AAPG”) and was Chief Scientist—Sarkeys Energy Center at Oklahoma University. Mr. Downey is the 2009 recipient of the Sidney Powers Medal, which is the highest honor awarded by the AAPG. He is also active in several international scientific organizations and serves on the board of Berkeley Earth, a non-profit group focused on wise use of energy.

Mr. Downey has an exceptional technical and operational background, and he has extensive leadership and organizational experience. He is an expert in international oil and natural gas exploration and geology, having led exploration teams in 62 countries. With over 55 years of experience in the industry, Mr. Downey provides the board with important insights into exploration and production activities.

Gregory K. Renwick has served as a director since February 2014. Mr. Renwick worked at Mobil for 25 years and, under his leadership, Mobil successfully acquired upstream assets in Kazakhstan, Turkmenistan and Azerbaijan. He served as president and chief executive officer of East West Petroleum Corp. from 2010 to 2013, and as the director of business development for Dana Gas PJSC in the United Arab Emirates from 2007 to 2010. Mr. Renwick served as a director of North American Oil and Gas Corp. from 2012 through 2013.

Mr. Renwick is a seasoned global petroleum executive with technical and management experience in the region in which the Company operates. With over 35 years of experience in the petroleum industry, Mr. Renwick provides the board with important insights into business development and exploration activities.

Mel G. Riggs has served as a director since 2009. Mr. Riggs has served as president since March 2015, and as a director since 1994, of Clayton Williams Energy, Inc., a public exploration and production company that develops and produces oil and natural gas. From 1991 to December 2010, Mr. Riggs served as senior vice president—finance, secretary, treasurer, and chief financial officer of Clayton Williams Energy, Inc. and, from December 2010 until March 2015, he served as executive vice president and chief operating officer of Clayton Williams Energy, Inc.

Mr. Riggs has a strong operational background as an executive officer and has extensive financial, executive leadership and organizational experience. Mr. Riggs has 35 years of experience as a certified public accountant and 20 years of experience as a chief financial officer, and also has significant experience serving as a director of another public company, which brings important insights into board oversight and corporate governance matters.

Unless otherwise directed, the persons named in the proxy intend to vote the shares represented by the proxy for the election of the Director Nominees. Each of the Director Nominees is presently a director of the Company.

The board of directors does not believe that any of the above-named Director Nominees will refuse or be unable to serve as a director of the Company. Should any of them become unable or unwilling to accept nomination or election, then the persons named in the proxy intend to vote the shares represented by the proxy for the election of such other person or persons as may be nominated or designated by the board of directors.

To the best of the Company’s knowledge, there are no arrangements or understandings between any director, Director Nominee or executive officer and any other person pursuant to which any person was selected as a director, Director Nominee or executive officer. There are no family relationships between any of the Company’s directors, Director Nominees or executive officers. To the Company’s knowledge, there have been no material legal proceedings as described in Item 401(f) of Regulation S-K during the last ten years that are material to an evaluation of the ability or integrity of any of the Company’s directors, Director Nominees or executive officers.

the board of directors recommends that the

Shareholders vote “for” each director nominee

For election to the board of directors

Board Committees and Meetings

The board of directors has established three standing committees: the audit committee, the compensation committee and the corporate governance committee. Messrs. Bayley, Campise and Riggs serve on the audit committee. Messrs. Alexander, Bayley and Riggs serve on the compensation committee. Messrs. Bayley, Campise and Riggs serve on the corporate governance committee. Mr. Campise is chairman of the audit committee, Mr. Alexander is chairman of the compensation committee, and Mr. Riggs is chairman of the corporate governance committee.

The board of directors held 12 meetings during 2014. During 2014, each director attended 75% or more of the aggregate of the total number of meetings of the board of directors and the total number of meetings held by all committees of the board on which such director served. The Company does not have a board policy on director attendance at the Company’s Annual Meeting. Every director attended the 2014 Annual Meeting of Shareholders.

Audit Committee

The audit committee reviews the effectiveness of the Company’s financial reporting, management information and internal control systems, and effectiveness of its independent registered public accounting firm. It monitors financial reports, the conduct and results of the annual independent audit, finance and accounting policies and other financial matters. The audit committee also reviews and recommends for board of director approval the Company’s interim consolidated financial statements and year-end financial statements. The audit committee has been designated by the board of directors to serve as the reserves committee and reviews the Company’s reserve reports and conducts inquiries with the reserve engineers as it deems appropriate. The audit committee monitors internal control and management information systems. The audit committee held seven meetings during 2014.

All members of the audit committee have been determined to be financially literate and to meet the appropriate standards for independence in accordance with the NYSE MKT rules, SEC rules and Canadian securities law requirements. See “Corporate Governance—Director Independence.” In addition, the board of directors has determined that Mr. Campise meets the qualifications of an “Audit Committee Financial Expert” in accordance with SEC rules and regulations. The audit committee operates under the audit committee charter adopted by the board of directors that governs its duties and conduct. Copies of the charter can be obtained free of charge from the Company’s website, www.transatlanticpetroleum.com, or by contacting the Company at the address appearing on the first page of this Proxy Statement to the attention of Investor Relations, or by telephone at (214) 220-4323.

Compensation Committee

The compensation committee establishes and administers the Company’s policies, programs and procedures for compensating and incentivizing its executive officers. The compensation committee reviews all compensation arrangements for the chairman and other executive officers of the Company, including salaries, bonus, cash-incentive and equity-based incentive compensation, and makes recommendations to the board for their approval. The compensation committee held one meeting during 2014.

All members of the compensation committee have been determined to meet the appropriate standards for independence in accordance with the NYSE MKT rules and Canadian securities law requirements. See “Corporate Governance—Director Independence.” Further, each member of the compensation committee is a “Non-Employee Director” as defined in Rule 16b-3 under the Exchange Act and an “outside director” as defined for purposes of 162(m) of the Internal Revenue Code of 1986, as amended. Copies of the compensation committee charter can be obtained free of charge from the Company’s website, www.transatlanticpetroleum.com, or by contacting the Company at the address appearing on the first page of this Proxy Statement to the attention of Investor Relations, or by telephone at (214) 220-4323.

Corporate Governance Committee

The corporate governance committee has overall responsibility for developing the Company’s approach to corporate governance including keeping the Company informed of legal requirements and trends regarding corporate governance, monitoring and assessing the performance of the board of directors and committees of the board of directors, and for developing, implementing, and monitoring good corporate governance practices. The corporate governance committee is also responsible for identifying individuals qualified to become board members and recommending candidates to the board of directors to fill board vacancies and newly created director positions. The corporate governance committee held two meetings during 2014.

All members of the corporate governance committee have been determined to meet the appropriate standards for independence in accordance with the NYSE MKT rules and Canadian securities law requirements. See “Corporate Governance—Director Independence.” Copies of the corporate governance committee charter can be obtained free of charge from the Company’s website, www.transatlanticpetroleum.com, or by contacting the Company at the address appearing on the first page of this Proxy Statement to the attention of Investor Relations, or by telephone at (214) 220-4323.

Report of the Audit Committee

The following is the report of the audit committee with respect to the Company’s audited financial statements for 2014, which includes the Consolidated Balance Sheets as of December 31, 2014 and 2013, and the related Consolidated Statements of Comprehensive Income (Loss), Consolidated Statements of Equity and Consolidated Statements of Cash Flows for each of the years ended December 31, 2014, 2013 and 2012, and the notes thereto. The information contained in this report shall not be deemed to be “soliciting material” or to be “filed with the SEC” or subject to the liabilities of Section 18 of the Exchange Act nor shall such information be incorporated by reference into any future filing under the Exchange Act or the Securities Act of 1933, as amended (the “Securities Act”), except to the extent that the Company specifically incorporates it by reference in such filing.

Review and Discussions with Management

The audit committee has reviewed and discussed the Company’s audited financial statements with management.

Review and Discussions with Independent Registered Public Accounting Firm

The audit committee has discussed with KPMG LLP the matters required to be discussed by Auditing Standard No. 16, “Communications with Audit Committees” that includes, among other items, matters related to the conduct and the results of the audit of the Company’s financial statements.

The audit committee has also received written disclosures and the letter from KPMG LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence and has discussed with KPMG LLP their independence from the Company.

Based on the review and discussions referred to above, the audit committee recommended to the Company’s board of directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014.

AUDIT COMMITTEE

Charles J. Campise, Chairman

Brian E. Bayley

Mel G. Riggs

Corporate Governance

Director Independence

The standards relied upon by the board of directors in affirmatively determining whether a director is “independent” are those set forth in the rules of the NYSE MKT Company Guide and National Instrument 52-110 of the Canadian Securities Regulators (“NI 52-110”), which generally provide that independent directors are persons other than the Company’s executive officers or employees. In addition, the following persons are not considered independent:

•

a director who is, or during the past three years was, employed by the Company, other than prior employment as an interim executive officer (provided the interim employment did not last longer than one year);

•

a director who accepted or has an immediate family member who accepted any compensation from the Company in excess of $120,000 (Cdn $75,000 under NI-52-110) during any period of twelve consecutive months within the three years preceding the determination of independence, other than compensation for board or board committee service, compensation paid to an immediate family member who is an employee (other than an executive officer) of the Company, compensation received for former service as an interim executive officer (provided the interim employment did not last longer than one year), or benefits under a tax-qualified retirement plan, or non-discretionary compensation;

•	a director who is an immediate family member of an individual who is, or at any time during the past three years was, employed by the Company as an executive officer;
•

a director who is, or has an immediate family member who is, a partner in, or a controlling shareholder or an executive officer of, any organization to which the Company made, or from which the Company received, payments (other than those arising solely from investments in the Company’s securities or payments under non-discretionary charitable contribution matching programs) that exceed 5% of the organization’s consolidated gross revenues for that year, or $200,000, whichever is more, in any of the most recent three fiscal years;

•

a director who is, or has an immediate family member who is, employed as an executive officer of another entity where at any time during the most recent three fiscal years any of the issuer’s executive officers served on the compensation committee of such other entity; or

•

a director who is, or has an immediate family member who is, a current partner of the Company’s outside independent registered public accounting firm, or was a partner or employee of the Company’s outside independent registered public accounting firm who worked on the Company’s audit at any time during any of the past three years.

The NYSE MKT rules provide that members of the audit committee must also comply with the independence standards under Rule 10A-3 of the Exchange Act, which provide that a member of an audit committee of a company, other than an investment company, may not, other than in his or her capacity as a member of the audit committee, the board of directors, or any other board committee: (i) accept directly or indirectly any consulting, advisory, or other compensatory fee from the Company or any subsidiary thereof, provided that, unless the rules of the national securities exchange or national securities association provide otherwise, compensatory fees do not include the receipt of fixed amounts of compensation under a retirement plan (including deferred compensation) for prior service with the Company (provided that such compensation is not contingent in any way on continued service); or (ii) be an affiliated person of the Company or any subsidiary thereof. NI 52-110 provides substantially similar independence standards for audit committee members.

In accordance with the NYSE MKT and NI 52-110 independence definitions, the board of directors also makes an affirmative determination that each potential independent director does not have any relationship that, in the board’s opinion, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

The board of directors, in applying the above-referenced standards, has affirmatively determined that at least 50% of its members are “independent” within the meaning of the NYSE MKT rules and NI 52-110. Specifically, the board of directors has determined that each of Messrs. Alexander, Bayley, Campise, Downey, Renwick and Riggs are “independent” under these rules. In addition, the board has affirmatively determined that each of Messrs. Bayley, Campise and Riggs, who comprise the Company’s audit committee, meet the additional independence requirements applicable to audit committee members under the NYSE MKT rules and Rule 10A-3 under the Exchange Act. As part of the board’s process in making these determinations, each of these directors provided written assurances that (i) all of the above-cited objective criteria for independence were satisfied and (ii) he had no other “material relationship” with the Company that could interfere with his ability to exercise independent judgment.

Board Leadership

The offices of the chairman of the board and chief executive officer are currently combined. Mr. Mitchell serves as the Company’s chairman and chief executive officer. The board believes that this structure is the most appropriate structure at this time for several reasons. Mr. Mitchell is responsible for the day-to-day operations of the Company and the execution of its strategies. Since these topics are an integral part of our board discussions, Mr. Mitchell is the director best qualified to chair those discussions. In addition, Mr. Mitchell’s experience and knowledge of the Company and the oil and natural gas industry are critical to board discussions and the Company’s success. The board of directors believes that Mr. Mitchell is well qualified to serve in the combined roles of chairman and chief executive officer and that Mr. Mitchell’s interests are sufficiently aligned with the shareholders he represents.

The board of directors does not have a lead independent director. However, to help ensure the independence of the Company’s board of directors, the independent directors of the board generally meet without members of management at regularly scheduled board meetings held in person. Also, individual directors may engage an outside adviser at the Company’s expense, subject to the approval of the chairperson of the corporate governance committee. The board relies upon the foregoing processes and the level of experience and qualifications of its independent directors, particularly the chairman of its corporate governance committee, to compensate for having a non-independent chairman of the board of directors.

Board’s Role in Risk Oversight

The board actively manages the Company’s risk oversight process and receives periodic reports from management on areas of material risk to the Company, including operational, financial, legal and regulatory risks. The board committees assist the board in fulfilling its oversight responsibilities in certain areas of risk. The audit committee assists the board with its oversight of the Company’s major financial risk exposures. The compensation committee assists the board with its oversight of risks arising from the Company’s compensation policies and programs. The corporate governance committee assists the board with its oversight of risks associated with board organization, board independence and corporate governance. While each committee is responsible for evaluating certain risks and overseeing the management of those risks, the entire board is regularly informed through committee reports about the risks.

 The compensation committee assessed whether the Company’s employee compensation policies and practices create risks that are reasonably likely to have a material adverse effect on the Company. In doing so, the compensation committee considered that its executive compensation programs are designed with what it believes is an appropriate focus on the Company’s short-term and long-term performance. The compensation committee also considered risk mitigation elements of these programs, including the general long-term equity compensation policy of having awards of restricted stock units vest over a three year period. The results of that assessment were that the Company’s employee compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company.

Director Nomination Policy

Each Director Nominee was recommended to the board by the corporate governance committee for nomination. Generally, candidates for director are identified and suggested by the members of the board or management using their business networks. The board and the corporate governance committee have established that a new director nominee must have a track record in general business management, special expertise in areas of strategic interest to the Company, the ability to devote the time required and a willingness to serve in order to be recommended for board membership. In recommending candidates, the corporate governance committee considers such factors as it deems appropriate, including potential conflicts of interest, professional experience, personal character, diversity, outside commitments (for example, service on other boards) and particular areas of expertise, all in the context of the needs of the board. Although the Company does not have a policy regarding diversity, the corporate governance committee and the board believes that it is essential that individual board members represent diverse opinions, perspectives, professional experiences and backgrounds.

The corporate governance committee does not have a policy with regard to consideration of director candidates recommended by shareholders. The Company does not believe that it is necessary for the corporate governance committee to have such a policy because to date, the Company has not received any recommendations from shareholders requesting that the corporate governance committee consider a candidate for inclusion among the slate of nominees in the Company’s Proxy Statement, the directors are elected by a majority of the votes cast in person or by proxy at a meeting at which a quorum is present, and the Company is effectively controlled by Mr. Mitchell. The corporate governance committee will consider all proposed nominees for the board, including those put forward by shareholders. Shareholder nominations should be addressed to the corporate governance committee in care of Matthew W. McCann, General Counsel and Corporate Secretary, TransAtlantic Petroleum Ltd., c/o TransAtlantic Petroleum (USA) Corp., 16803 Dallas Parkway, Addison, TX 75001.

Communication with the Board of Directors

Shareholders or other interested parties may communicate directly with one or more members of the Company’s board, or the non-executive directors as a group, by writing to the director or directors at the following address: TransAtlantic Petroleum Ltd., Attn: Board of Directors or the name of the individual director or directors, c/o TransAtlantic Petroleum (USA) Corp., 16803 Dallas Parkway, Addison, TX 75001. The Company will forward the communication on a confidential basis to the appropriate directors.

Executive Officers

The Company’s executive officers are appointed by the board of directors and hold office until their successors are chosen and qualify. The following table and text sets forth certain information with respect to the Company’s executive officers as of April 20, 2015, other than Mr. Mitchell, whose information is set forth above under “Director Nominees”:

Name	Age	Positions
Todd C. Dutton	61	President
James R. Huling	52	Chief Operating Officer
Matthew W. McCann	46	General Counsel and Corporate Secretary
Harold “Lee” Muncy	62	Vice President of Geosciences
Wil F. Saqueton	45	Vice President and Chief Financial Officer

Todd C. Dutton has served as our president since May 2014. Mr. Dutton has served as president of Longfellow Energy, LP, a Dallas, Texas-based independent oil and natural gas exploration and production company owned by the Company's chairman and chief executive officer, N. Malone Mitchell 3rd and his family, since January 2007, where his primary responsibility is to originate and develop oil and natural gas projects. He brings 37 years of experience in the oil and natural gas industry, focusing on exploration, acquisitions and property evaluation. He has served in various supervisory and management roles at Texas Pacific Oil Company, Coquina Oil Corporation, BEREXCO INC. and Riata Energy, Inc. Mr. Dutton earned a B.B.A. in Petroleum Land Management from the University of Oklahoma.

James R. Huling has served as the Company’s chief operating officer since May 2014. He has also served as chief operating officer of Longfellow since May 2012. From 2007 until May 2012, Mr. Huling served as president of Kiamichi Energy Corporation, a Fort Worth, Texas-based consulting and production company that he founded. He brings nearly 30 years of experience in reservoir engineering, drilling, and completion operations and production optimization. Mr. Huling began his career with Kerr-McGee Corporation and subsequently held engineering and operational roles with Encore Acquisition Company, Riata Energy, Inc. and Ovation Energy Partners before founding Kiamichi Energy Corporation.

Matthew W. McCann has served as the Company’s general counsel and corporate secretary since August 2014. Mr. McCann also has served as counsel for Riata Corporate Group, LLC and business development specialist for Longfellow since 2011 and from 2007 to 2009. From 2009 to 2011, Mr. McCann served as chief executive officer of the Company. Prior to joining Riata Corporate Group and Longfellow, he served as senior vice president, legal and corporate secretary for SandRidge Energy, Inc. Mr. McCann began his legal career at Sprouse Shrader Smith PLLC in Amarillo, Texas.

Harold “Lee” Muncy has served as the Company’s vice president of geosciences since June 2014. Mr. Muncy previously served as vice president, exploration for the Bass Companies, a group of Fort Worth, Texas-based independent oil and natural gas exploration and production companies, where he worked from 2000 to 2012. He brings more than 35 years of geological experience in the oil and natural gas industry, where he has focused on exploration, exploitation and worldwide transactions. He began his career as a geologist with Mobil Oil Corporation and served as exploration manager for Fina Oil & Chemical Company and vice president of exploration and land for TransTexas Gas Corp. Mr. Muncy earned a B.S. and an M.S. in Geology & Mineralogy from The Ohio State University.

Wil F. Saqueton has served as the Company’s vice president and chief financial officer since August 2011. Mr. Saqueton previously served as the Company’s corporate controller from May 2011 until August 2011 and as a consultant to the Company from February 2011 until May 2011. Prior to joining the Company, Mr. Saqueton served as the vice president and chief financial officer of BCSW, LLC, the owner of Just Brakes in Dallas, Texas, from July 2006 to December 2010. From July 1995 until July 2006, he held a variety of positions at Intel Corporation, including strategic controller at the Chipset Group, operations controller at the Americas Sales and Marketing Organization Division, finance manager at the Intel Online Services, Inc. Division and senior financial analyst at the Chipset Group. Prior to 1995, Mr. Saqueton was a senior associate at Price Waterhouse, LP.

Compensation of directors

Elements of Director Compensation

In 2014, all directors, including the chairman, receive a fee of $75,000 each year, consisting of $37,500 in cash paid in each of June and December, and $37,500 of which is paid in the form of restricted stock units issued under the TransAtlantic Petroleum Ltd. 2009 Long-Term Incentive Plan (the “Incentive Plan”). The chairman of the Company’s audit committee receives an additional annual fee of $25,000 in cash. In addition, directors serving on an ad hoc special committee receive a $1,000 cash fee for each special committee meeting attended. Directors do not receive extra compensation for serving on the audit, compensation or corporate governance committees of the board or for serving as chairman of the compensation committee or corporate governance committee. Directors are reimbursed for travel and other expenses directly associated with Company business.

For 2015, the board of directors has agreed to a 10% decrease in compensation, comprised of a decrease in the cash compensation provided to each director to $25,000 per year and an increase in the value of the restricted stock units issued under the Incentive Plan to $42,500 worth of restricted stock units per year.

Fiscal Year 2014 Director Compensation Table

The following table provides information regarding director compensation during 2014. Mr. Mitchell serves as chairman of the board and the Company’s chief executive officer. Mr. Mitchell received non-employee director compensation for his 2014 service as chairman and has elected not to receive additional compensation for his services as chief executive officer. His compensation is reported in the Fiscal Year 2014, 2013 and 2012 Summary Compensation Table.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)(3)	Total ($)
Bob G. Alexander	39,500	37,502	75,483
Brian E. Bayley	37,500	37,502	73,483
Charles J. Campise	62,500	37,502	106,201
Marlan W. Downey	37,500	37,502	18,750
Gregory Renwick	39,500	37,502	75,483
Mel G. Riggs	39,500	37,502	75,483

(1)

Amounts shown do not reflect compensation actually received by the directors. Rather, the amounts represent the aggregate grant date fair value of restricted stock units computed in accordance with Accounting Standards Codification (“ASC”) 718, Compensation—Stock Compensation (“ASC 718”). The grant date fair value of the restricted stock unit is equal to the number of Common Shares underlying the restricted stock unit multiplied by the closing price of the Common Shares on the NYSE MKT on the date of grant. The amounts reported do not include any reduction in the value of the awards for the possibility of forfeiture.

(2)	The amounts in this column reflect a grant of restricted stock units on May 27, 2014, which vest in full on May 27, 2015.
(3)	The chart below shows the aggregate number of outstanding restricted stock units held by each non-employee director as of December 31, 2014.

Director	Number of Common Shares Subject to Stock Awards
Alexander	4,676
Bayley	4,676
Campise	4,676
Downey	4,676
Renwick	4,676
Riggs	4,676

COMPENSATION OF EXECUTIVE OFFICERS

Compensation Discussion and Analysis

This section contains a discussion of the material elements of the Company’s executive compensation program for 2014 for: (i) its chief executive officer, N. Malone Mitchell 3rd, (ii) its chief financial officer, Wil F. Saqueton, (iii)  its three other most highly compensated executive officers, James R. Huling, Matthew W. McCann and Harold L. Muncy, (iv) Jeffrey S. Mecom, the Company’s former vice president, legal and secretary, and (v) Ian J. Delahunty, the Company’s former president (collectively, the “named executive officers”).

Executive Summary

The Company’s pay for performance philosophy emphasizes long-term equity compensation over short-term cash compensation for its named executive officers. Mr. Mitchell serves as chairman of the board and as the Company’s chief executive officer. Mr. Mitchell received director compensation for his 2014 service as chairman and has elected not to receive additional compensation for his services as chief executive officer. As a result, the following references to named executive officers in this Compensation Discussion and Analysis do not include Mr. Mitchell.

Messrs. Delahunty, Mecom and Saqueton each received a 1.5% cost of living raise in 2014. Each of Messrs. Huling, McCann and Muncy joined the Company in 2014, and the compensation committee established their base salaries at the time of their hiring.  In addition, the compensation committee approved sign-on restricted stock unit awards for Messrs. McCann and Muncy at the time of their hiring.  The compensation committee awarded discretionary cash bonuses of $36,168, $27,400, $2,885 and $32,880 to Messrs. Delahunty, Mecom, Muncy and Saqueton, respectively, for 2014.

On March 28, 2014, the compensation committee made discretionary awards of restricted stock units to all eligible employees, including the named executive officers, to reward services performed during 2013. The compensation committee awarded Mr. Mecom a number of the restricted stock units equal to 25% of his base salary during 2013 divided by $8.53 per restricted stock unit, which was the closing price of the Company’s Common Shares on the NYSE MKT on the date of the award. Pursuant to the terms of each of Messrs. Saqueton’s and Delahunty’s compensation arrangements with the Company, the compensation committee awarded each of Messrs. Saqueton and Delahunty a number of restricted stock units equal to 100% of their respective base salaries during 2013 divided by $8.53 per restricted stock unit, which was the closing price of the Company’s Common Shares on the NYSE MKT on the date of the award.

On April 21, 2015, the compensation committee awarded restricted stock units to all eligible employees, including the named executive officers, in recognition of the growth of net sales volumes for 2014, as compared to 2013.  The compensation committee granted Messrs. Huling, McCann, Muncy and Saqueton 7,193, 12,049, 9,903 and 16,688 restricted stock units, respectively.  The restricted stock units vest on April 27, 2015.

Executive Compensation Philosophy

The Company’s executive compensation program is designed to attract, motivate and retain talented executives. The Company’s pay for performance philosophy focuses executives’ efforts on achieving strategic corporate goals without encouraging excessive risk taking. Prior to 2014, executive compensation was not tied to specific financial performance metrics, but the compensation committee focused on the contributions of the executives to the Company’s strategy and sometimes took into consideration the Company’s overall financial performance. In 2014, the Company began to look at tying any bonus component of executive compensation to the Company’s strategy and sometimes took into consideration the Company’s overall financial performance. The compensation committee, which consists entirely of independent board members, controls the executive compensation program for the named executive officers, as well as for the Company’s other officers and employees. The Company’s executive compensation objectives are to:

•	pay for performance without excessive risk;
•	attract, retain and motivate superior executives;
•	pay competitive levels of salary and total compensation; and
•	align the interests of management with the interests of the Company’s shareholders.

Process of Determining Compensation

The Company’s compensation committee determines executive compensation. The Company’s chairman and other members of its board may also participate in compensation committee meetings to provide their evaluation of the performance of the Company’s executive officers and their contributions to the Company’s business strategy, and the Company’s chief executive officer provides compensation recommendations as to executive officers other than himself. Management plays a significant role in this process, through evaluating employee performance, recommending salary levels, discretionary cash bonuses and restricted stock unit awards and preparing meeting information for use in compensation committee meetings. Although the compensation committee has not retained a compensation consultant, it may do so in the future.

Shareholder Say-on-Pay Votes

When reviewing its compensation decisions and policies, the compensation committee considered the most recent advisory vote of the Company’s shareholders on executive compensation at the Company’s 2014 Annual Meeting of Shareholders. Of those shareholders voting, on an advisory basis, for or against the proposal, approximately 99% voted to approve the Company’s executive compensation. The compensation committee believes this affirms shareholders’ support of its approach to executive compensation and did not materially change its approach in 2014. The compensation committee will continue to consider the outcome of the Company’s say-on-pay votes when making future compensation decisions for the named executive officers.

Elements of Executive Compensation

The 2014 executive compensation program consisted of base salary, bonuses and restricted stock units. Executives also received standard employee benefits. There is no formal policy regarding the allocation between short-term or long-term compensation or between cash and non-cash compensation for the Company’s executive officers. The compensation committee relies on each committee member’s knowledge and experience as well as information provided by management when determining the appropriate level and mix of compensation. In general, the compensation committee believes that long-term equity compensation should be emphasized over short-term cash bonus compensation for the Company’s executive officers. The Company has not adopted formal share ownership guidelines for its named executive officers, but the Company believes that named executive officers owning shares helps align their interests with those of long-term shareholders. As of April 20, 2015, Mr. Mitchell beneficially owned approximately 36% of the Company’s Common Shares.

Base Salaries and Sign-On Bonuses. The Company’s compensation committee reviews and sets base salaries annually. When determining base salary levels for the named executive officers, the compensation committee reviews their performance and contribution to the achievement of corporate objectives. The compensation committee does not retain a compensation consultant nor prepare a benchmarking report in connection with base salary determinations. Rather, the compensation committee relies on its experience to set base salaries in line with what it believes are competitive salaries for similarly situated executives in the industry. Mr. Mitchell has elected to not receive compensation for his services as chief executive officer of the Company.

The base salaries of Messrs. Saqueton, Delahunty and Mecom were increased by 1.5% in 2014.

In May 2014, Mr. Huling was hired as chief operating officer of the Company, with a base salary of $175,000.

In June 2014, Mr. Muncy was hired as vice president of geosciences, with a base salary of $300,000.  In addition, Mr. Muncy received a sign-on grant of restricted stock units equal to $150,000 divided by the closing price of the Company’s Common Shares on the NYSE MKT on June 10, 2014, which was $8.67 per share, resulting in an award of 17,307 restricted stock units.  The compensation committee granted the restricted stock units on March 17, 2015, at which time the closing price of the Company’s Common Shares on the NYSE MKT was $5.13 per share.  These restricted stock units vest over a three-year period from the date of hire.

In June 2014, Mr. McCann was hired as general counsel of the Company, with a base salary of $300,000.  In addition, Mr. McCann received a sign-on grant of restricted stock units equal to $150,000 divided by the closing price of the Company’s Common Shares on the NYSE MKT on June 13, 2014, which was $9.12 per share, resulting in an award of 16,439 restricted stock units.  The compensation committee granted the restricted stock units on March 17, 2015, at which time the closing price of the Company’s Common Shares on the NYSE MKT was $5.13 per share.  These restricted stock units vest over a three-year period from the date of hire.

 Short-Term Cash and Equity Bonuses. In addition to base salaries, the Company may award cash bonuses on a discretionary basis to its employees, including the named executive officers. For the named executive officers other than the Company’s chief executive officer, the compensation committee, in consultation with the Company’s chief executive officer, recommends cash bonuses for the board’s approval. The compensation committee does not review the performance of Mr. Mitchell, the Company’s chief executive officer, as he has elected not to receive compensation for his services as chief executive officer.

The compensation committee may award discretionary cash bonuses based on the officer’s performance, the officer’s general contributions to achieving corporate goals and the Company’s achievement of goals set by the board of directors. The compensation committee does not assign any specific weights to these measures or use a formula to determine bonus amounts. The compensation committee awarded discretionary cash bonuses of $36,168, $27,400, $2,885 and $32,880 to Messrs. Delahunty, Mecom, Muncy and Saqueton, respectively, for 2014.

On April 21, 2015, the compensation committee awarded restricted stock units pursuant to the Incentive Plan to all eligible employees, including the named executive officers, in recognition of the growth of net sales volumes for 2014, as compared to 2013. The compensation committee granted Messrs. Huling, McCann, Muncy and Saqueton 7,193, 12,049, 9,903 and 16,688 restricted stock units, respectively.  The restricted stock units vest on April 27, 2015.

Long-Term Equity Compensation. The Company’s board of directors designed its long-term equity compensation policy to ensure that equity compensation rewards the Company’s employees’ contributions to the long-term positive performance of the Company and is intended to align the Company’s executives’ interests with its shareholders’ interests. The long-term equity compensation policy is also designed to attract and retain qualified professionals throughout the Company and to attract and retain skilled, dedicated employees, while being able to pay modest salaries and create a meaningful ownership stake in the Company. The long-term equity compensation policy awards the Company’s executives restricted stock units that provide them with an opportunity to earn the Company’s Common Shares. The compensation committee believes this structure provides greater balance and stability to the Company’s long-term equity for executives. It also provides a form of long-term compensation that aids retention, encourages long-term value creation and aligns financial interests with shareholders without encouraging excessive risk taking.

Long-term equity awards are granted by the compensation committee pursuant to the Incentive Plan. The compensation committee grants restricted stock units annually to eligible employees, including the named executive officers. The value of the restricted stock units granted is generally equal to 25% of the employee’s base salary during the preceding year, with a minimum value per restricted stock unit granted. Effective January 1, 2015, the minimum value per restricted stock unit granted was raised to $10.00 from $1.00 to account for our 1 for 10 reverse stock split effective March 6, 2014, except for awards issued in March 2015, which had a minimum value of $6.80 per restricted stock unit.

In accordance with this policy, on March 28, 2014, the compensation committee made awards of restricted stock units to the named executive officers. The compensation committee calculated the number of restricted stock units to be awarded using a price of $8.53 per restricted stock unit. Pursuant to his compensation arrangement with the Company, Mr. Delahunty received a grant of 31,547 restricted stock units, which was equal to 100% of his base salary for 2013 divided by $8.53 per restricted stock unit. Mr. Mecom received a grant of 5,862 restricted stock units, which was equal to 25% of his base salary for 2013 divided by $8.53 per restricted stock unit. Pursuant to his compensation arrangement with the Company, Mr. Saqueton received a grant of 28,136 restricted stock units, which was equal to 100% of his base salary for 2013 divided by $8.53 per restricted stock unit.

The restricted stock units awarded to the Company’s named executive officers generally vest in three annual installments and are subject to the continued employment of the named executive officer through each such restricted period.

The compensation committee also has the authority to approve additional discretionary grants to the named executive officers to award performance and ensure that the number of awards granted to any particular individual is commensurate with the individual’s level of ongoing responsibility within the Company. Long-term equity awards are also generally awarded to key employees by the compensation committee upon the commencement of employment with the Company based on the level of responsibility of the employee. The compensation committee did not grant additional discretionary awards for exceptional service in 2014.

Employee Benefits

The Company offers core employee benefits coverage in order to provide its global workforce with a reasonable level of financial support in the event of illness or injury and to enhance productivity and job satisfaction through programs that focus on work/life balance. The benefits available are substantially the same for all U.S. employees and include medical and dental coverage. In addition, the Company offers a 401(k) plan, which provides a reasonable level of retirement income reflecting employees’ careers with the Company. U.S. employees are eligible to participate in these plans.

Compensation Committee Interlocks and Insider Participation

The compensation committee is comprised of Messrs. Alexander, Bayley and Riggs. During 2014, no member of the compensation committee was or had been an officer or employee of the Company or any of its subsidiaries or had any relationship requiring disclosure pursuant to Item 404 of Regulation S-K. None of the Company’s executive officers served as a director or member of the compensation committee (or other board committee performing similar functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on the Company’s compensation committee or as one of its directors.

Compensation Committee Report on Executive Compensation

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the compensation committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

The foregoing report is provided by the following directors, who constitute the compensation committee.

COMPENSATION COMMITTEE

Bob G. Alexander

Brian E. Bayley, Chairman

Mel Riggs

Fiscal Year 2014, 2013 and 2012 Summary Compensation Table

The following Fiscal Year 2014, 2013 and 2012 Summary Compensation Table contains information regarding compensation for 2014, 2013 and 2012 that the Company paid to its named executive officers. Riata Management, LLC (“Riata”) pays a portion of the salary, cash bonus and benefits earned by the named executive officers pursuant to that certain service agreement, as amended (the “Service Agreement”), effective May 1, 2009, with Longfellow, Viking Drilling LLC (“Viking Drilling”), MedOil Supply, LLC and Riata. See “—Certain Relationships and Related Transactions—Service Agreement” below for additional information. Mr. Mitchell and his wife own 100% of Riata.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	All Other Compensation ($)(3)(4)	Total ($)
N. Malone Mitchell 3rd(5)	2014	37,500	0	37,502	2,944,000	3,019,002
Chairman of the Board and Chief Executive Officer	2013	37,500	0	51,418	2,364,000	2,452,918
	2012	31,250	0	0	2,358,000	2,389,250

Wil F. Saqueton	2014	242,548	124,163	241,126	15,837	623,674
Vice President and Chief Financial Officer	2013	240,000	0	85,200	23,885	349,085
	2012	240,000	29,769	392,382	13,258	675,409

James R. Huling(6)	2014	96,731	39,346	0	7,893	143,970
Chief Operating Officer

Matthew W. McCann(7)	2014	161,538	65,908	84,332	11,013	322,791
General Counsel and Corporate Secretary

Harold L. Muncy(8)	2014	138,462	57,054	88,785	10,219	294,520
Vice President of Geosciences

Ian J. Delahunty(9)	2014	183,718	36,168	270,358	8,734	498,978
Former President	2013	264,000	0	19,972	13,546	297,518
	2012	225,000	16,115	42,664	43,768	327,547

Jeffrey S. Mecom(10)	2014	153,487	27,400	50,237	10,884	242,008
Former Vice President, Legal and Secretary	2013	200,000	0	17,750	20,221	290,820
	2012	200,000	17,308	53,291	12,148	274,881

(1)

The amounts shown for 2014 for Messrs. Saqueton, Huling, McCann and Muncy include $91,283, $39,346, $65,908 and $54,169 in restricted stock units granted under the Incentive Plan in recognition of the growth of net sales volumes for 2014, as compared to 2013.  These amounts do not reflect compensation actually received by the named executive officers. Rather, the amounts represent the aggregate grant date fair value of restricted stock units computed in accordance with ASC 718. The grant date fair value of the restricted stock unit is equal to the number of Common Shares underlying the restricted stock unit multiplied by the closing price of the Common Shares on the NYSE MKT on the date of grant.

(2)

Amounts shown do not reflect compensation actually received by the named executive officers. Rather, the amounts represent the aggregate grant date fair value of restricted stock units computed in accordance with ASC 718. The grant date fair value of the restricted stock unit is equal to the number of Common Shares underlying the restricted stock unit multiplied by the closing price of the Common Shares on the NYSE MKT on the date of grant. The amounts reported do not include any reduction in the value of the awards for the possibility of forfeiture.

(3)

For the named executive officers other than Mr. Mitchell, these amounts consist of Company-paid portions of insurance premiums, Company contributions to a 401(k) savings plan, Company-paid international travel incentives and reimbursement for cell phone expenses. For Mr. Delahunty, the 2012 amount also includes $35,160 that was reimbursed to Mr. Delahunty for the payment of his 2011 Turkish income taxes.

(4)

For Mr. Mitchell, the amounts shown consist of approximately $2.9 million in 2014, $2.4 million in 2013 and $2.4 million in 2012 reimbursed to Riata pursuant to the Service Agreement, which includes payments to Riata for salaries and benefits for employees of Riata who provided technical and administrative services to the Company under the Service Agreement, other than the Company’s named executive officers, and an allocation of Riata’s overhead to the Company. Such amounts do not reflect actual payments made to Mr. Mitchell for his services as an employee or a director. See “Certain Relationships and Related Transactions—Service Agreement” below for a description of the material terms of the Service Agreement.

(5)

The amounts shown in the “Salary” and “Stock Awards” columns represent director compensation paid to Mr. Mitchell for his service as chairman of the board. Mr. Mitchell was appointed chief executive officer in May 2011 and has elected not to receive additional compensation for his service as chief executive officer.

(6)	Mr. Huling was hired in May 2014.
(7)

Mr. McCann was hired in June 2014. The amount shown in the “Stock Awards” column consists of Mr. McCann’s sign-on bonus of 16,439 restricted stock units and is based on the closing price of the Company’s Common Shares on the NYSE MKT on the March 17, 2015 grant date, which was $5.13 per share.  The restricted stock units vest pro-rata over three years beginning on June 13, 2015.

(8)

Mr. Muncy was hired in June 2014.  The amount shown in the “Stock Awards” column consists of Mr. Muncy’s sign-on bonus of 17,307 restricted stock units and is based on the closing price of the Company’s Common Shares on the NYSE MKT on the March 17, 2015 grant date, which was $5.13 per share.  The restricted stock units vest pro-rata over three years beginning on June 10, 2015.

(9)	Mr. Delahunty became an executive officer in June 2012 and resigned in May 2014.
(10)	Mr. Mecom resigned in August 2014.

Fiscal Year 2014 Grants of Plan-Based Awards Table

The table below lists each grant of a plan-based award to the Company’s named executive officers during 2014.

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units (#)(1)	Grant Date Fair Value of Stock Awards ($)
N. Malone Mitchell 3rd	5/27/2014	4,676	37,502
Wil F. Saqueton	3/28/2014	28,136	241,126
James R. Huling	—	—	—
Matthew W. McCann	—	—	—
Harold L. Muncy	—	—	—
Ian J. Delahunty	3/28/2014	31,547	270,358
Jeffrey S. Mecom	3/28/2014	5,862	50,237

(1)	These are restricted stock units awarded pursuant to the Incentive Plan.

Discussion Regarding Fiscal Year 2014, 2013 and 2012 Summary Compensation Table and Fiscal Year 2014 Grants of Plan-Based Awards Table

Indemnification Agreements

The Company has indemnification agreements with each of its directors and executive officers. These agreements, among other things, require the Company to indemnify each director and executive officer to the fullest extent permitted by the Bermuda Companies Act 1981 or other applicable law, against any and all expenses of a proceeding, in the event that such person was, is or becomes a party to or witness or other participant in such proceeding by reason of such person’s service as a member of the Company’s board of directors or as an executive officer.

Fiscal Year 2014 Outstanding Equity Awards At Fiscal Year-End Table

The following table lists all of the outstanding stock awards held on December 31, 2014 by each of the Company’s named executive officers. The table also includes the value of the stock awards based on the closing price of the Company’s Common Shares on the NYSE MKT on December 31, 2014, which was $5.39 per share. Each award consists of restricted stock units granted under the Incentive Plan.

Name	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
N. Malone Mitchell 3rd	5/27/14(1)	4,676	25,204
Wil F. Saqueton	5/14/12(2)	3,229	17,404
	12/14/12(3)	3,881	20,919
	6/24/13(4)	8,000	43,120
	3/28/2014(5)	28,136	102,000
James R. Huling	—	—	—
Matthew W. McCann	—	—	—
Harold L. Muncy	—	—	—
Ian J. Delahunty	—	—	—
Jeffrey S. Mecom	—	—	—

(1)	Vests in full on May 27, 2015
(2)	Vested in full on January 15, 2015.
(3)	Vests in full on July 15, 2015.
(4)	Vested half on January 15, 2015. The other half will vest on January 15, 2016.
(5)	Vested one-third on January 15, 2015. One-third will vest on January 15, 2016, and the other third will vest on January 15, 2016.

Fiscal Year 2014 Option Exercises and Stock Vested Table

The following table summarizes vesting of stock awards for each named executive officer during 2014:

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
N. Malone Mitchell, 3rd	7,242	80,097
Wil F. Saqueton	16,458	155,180
James R. Huling	0	0
Matthew W. McCann	342	2,668
Harold L. Muncy	0	0
Ian J. Delahunty	7,725	64,123
Jeffrey S. Mecom	4,021	35,680

(1)

Amounts shown reflect the value of vested restricted stock units calculated by multiplying the gross number of vested restricted stock units shown in the column “Number of Shares Acquired on Vesting” by the closing price of the Company’s Common Shares on the NYSE MKT on the date of vesting.

Equity Compensation Plan Information

The following table sets forth the number of Common Shares to be issued upon the vesting of restricted stock units issued pursuant to the Incentive Plan and the number of Common Shares remaining available for future issuance under the Incentive Plan, at December 31, 2014.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants, and Rights (a)	Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights(1) (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column(a)) (c)
Equity compensation plan approved by security holders	351,285	$—	3,719,527(2)
Equity compensation plan not approved by security holders	—	—	—
Total	351,285	$—	3,719,527

(1)	The only awards outstanding are restricted stock units, which have no exercise price.
(2)

Pursuant to the Incentive Plan, the maximum aggregate number of Common Shares reserved for issuance under the Incentive Plan may not exceed 10% of Common Shares outstanding from time to time. As of December 31, 2014, there were 40,708,120 Common Shares outstanding. The number of Common Shares issuable pursuant to the Incentive Plan automatically increases as the number of issued and outstanding Common Shares increases. As of April 20, 2015, there were 40,789,087 Common Shares outstanding and 497,087 Common Shares (approximately 1.0% of the outstanding Common Shares) underlying restricted stock units awarded pursuant to the Incentive Plan. As of April 20, 2015, there were 3,581,822 Common Shares remaining available for future issuances under the Incentive Plan.

Potential Payments Upon Termination or Change of Control

Set forth below are the amounts that the named executive officers would have received if specified events had occurred on December 31, 2014. In calculating the amounts in the table, the Company based the stock distribution values on a price of $5.39 per share, which was the closing price of the Company’s Common Shares on the NYSE MKT on December 31, 2014.

Name	Payment	Termination Following a Change in Control ($)	Termination Without Cause ($)	Death ($)	Disability ($)
N. Malone Mitchell, 3rd	Cash Severance	—	—	—	—
	Restricted Stock Units(1)	25,204	—	25,204	25,204

Wil F. Saqueton	Cash Severance	—	—	—	—
	Restricted Stock Units(1)	233,101	—	233,101	233,101

James R. Huling	Cash Severance	—	—	—	—
	Restricted Stock Units(1)	—	—	—	—

Matthew W. McCann	Cash Severance	—	—	—	—
	Restricted Stock Units(1)	—	—	—	—

Harold L. Muncy	Cash Severance	—	—	—	—
	Restricted Stock Units(1)	—	—	—	—

Ian J. Delahunty(2)	Cash Severance	—	—	—	—
	Restricted Stock Units(1)	—	—	—	—

Jeffrey S. Mecom(3)	Cash Severance	—	—	—	—
	Restricted Stock Units(1)	—	—	—	—

(1)

Represents the acceleration of vesting of unvested restricted stock units as of December 31, 2014. The value shown is equal to the number of restricted stock units multiplied by $5.39 per share, which was the closing price of the Common Shares on the NYSE MKT as of December 31, 2014.

(2)	Mr. Delahunty resigned from the Company effective May 27, 2014.
(3)	Mr. Mecom resigned from the Company effective August 6, 2014.

 Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, executive officers, and any persons who own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC. SEC regulations require executive officers, directors and greater than 10% shareholders to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of the copies of such forms furnished or available to us, we believe that our directors, executive officers and 10% shareholders complied with all Section 16(a) filing requirements for the year ended December 31, 2014 except as follows: Mr. Renwick filed one late Form 3 on February 14, 2014.

Certain Relationships and Related Transactions

During 2014, the Company had various related-party transactions with its chairman and chief executive officer, Mr. Mitchell, and various companies formed and owned or controlled by Mr. Mitchell that are primarily focused on investing in energy opportunities. The various companies that Mr. Mitchell owns or controls and his relationship with the companies, as well as a description of the material terms of the transactions are included below.

•	Mr. Mitchell and his wife own 100% of Riata.
•	Riata owns 100% of MedOil Supply, LLC.
•	Mr. Mitchell and his wife indirectly own 100% of Dalea.
•	Dalea owns 85% of Viking Drilling LLC (“Viking Drilling”).

•	Mr. Mitchell, his wife and children indirectly own 100% of Longfellow.
•	Mr. Mitchell and his children own 97.5% of Gundem Turizm Yatirim ve Isletme A.S. (“Gundem”).
•	Mr. Mitchell and trusts established for the benefit of his children own 100% of MAANBE LLC.
•	Mr. Mitchell indirectly owns 50% of Maritas A.S. (“Maritas”).
•	Mr. Mitchell owns 50% of Viking Services Management, Ltd. (“Viking Management”).
•	Mr. Mitchell indirectly owns 50% of Viking Petrol Sahasi Hizmetleri A.S. (“VOS”).
•	Mr. Mitchell indirectly owns 50% of Viking International Limited (“Viking International”).
•	Mr. Mitchell indirectly owns 50% of Viking Geophysical Services, Ltd. (“Viking Geophysical”).

Service Agreement

The Company is a party to the Service Agreement with Longfellow, Viking Drilling, MedOil Supply, LLC and Riata (collectively, the “Service Entities”), under which the Company and the Service Entities agreed to provide technical and administrative services to each other from time to time on an as-needed basis. Under the terms of the Service Agreement, the Service Entities agreed to provide the Company upon its request certain computer services, payroll and benefits services, insurance administration services and entertainment services, and the Company and the Service Entities agreed to provide to each other certain management consulting services, oil and natural gas services and general accounting services (collectively, the “Services”). Under the terms of the Service Agreement, the Company pays, or is paid, for the actual cost of the Services rendered plus the actual cost of reasonable expenses on a monthly basis. The Company or the Service Entities may terminate the Service Agreement at any time by providing advance notice of termination to the other party.

Pursuant to the Service Agreement, a portion of the salary, cash bonus and benefits earned by each of the Company’s named executive officers is paid by Riata, and the Company reimburses Riata for the actual cost thereof. In 2014, the Company reimbursed Riata $279,000 for a portion of the salary, cash bonus and benefits provided to the named executive officers.

 For 2014, the Company recorded expenditures of $2.9 million for goods and Services provided by the Service Entities pursuant to the Service Agreement or other arrangements described below, including salary, bonus and benefits reimbursements identified in the prior paragraph, of which $1.7 million was payable at December 31, 2014. Payables in the amount of $1.7 million due under the Service Agreement at December 31, 2014 were settled in cash during the first quarter of 2015. Receivables in the amount of $0.2 million due to the Company from the Service Entities at December 31, 2014 were settled in cash during the first quarter of 2015.

The following table provides a breakdown of reimbursements of actual costs and expenses made by the Company during 2014 to the Service Entities under the Service Agreement:

Service Agreement Category	For the Year Ended December 31, 2014
(in thousands)
Salaries and benefits for named executive officers	$279
Salaries and benefits for employees, other than named executive officers	$485
Software development	$1,377
Office equipment and supplies	$170
Allocated overhead	$16
Travel and entertainment	$141
Rent	$172
Leasehold improvements	$127
Other	$177
Total	$2,944

Aircraft Reimbursements

In addition, the Company and Riata have an arrangement whereby the Company’s executive officers, employees, or consultants, or other persons providing Services to the Company under the Service Agreement, are permitted to use aircraft owned by Riata for Company-related business travel. For the use of this aircraft, the Company reimburses Riata an amount per passenger equal to the cost of a business class ticket on a commercial airline for comparable travel. Riata bears 100% of the cost of fuel, landing fees and all other expenses incurred in connection with such flights in excess of the amount reimbursed by the Company. In each case, the actual cost of the flight exceeded the amount of the reimbursement by the Company. For 2014, the Company reimbursed Riata $27,000 for the use of this aircraft. Because this reimbursement is only for Company-related business travel of persons providing Services to the Company and is integrally and directly related to the performance of such persons’ duties, the Company’s reimbursement is not compensation nor a perquisite to any of its directors or executive officers.

Other Transactions with Mr. Mitchell

Effective January 1, 2011, the Company’s wholly owned subsidiary, TransAtlantic Exploration Mediterranean International Pty Ltd (“TEMI”), entered into an accommodation agreement under which it leases six rooms at a resort hotel owned by Gundem. Under the accommodation agreement, TEMI pays the New Turkish Lira equivalent of $6,000 per month. In 2014, TEMI paid approximately $72,000 to Gundem pursuant to the accommodation agreement.

On August 23, 2011, the Company’s wholly owned subsidiary, TransAtlantic Petroleum (USA) Corp. (“TransAtlantic USA”), entered into an office lease with Longfellow to lease approximately 5,300 square feet of corporate office space in Addison, Texas. The initial lease term under the lease commenced on July 1, 2013, the date that TransAtlantic USA subleased a portion of its previous office space in Dallas, Texas (the “Commencement Date”). The lease expires five years after the Commencement Date, unless earlier terminated in accordance with the lease. During the initial lease term, TransAtlantic USA will pay monthly rent of $6,625 to Longfellow plus, utilities, real property taxes and liability insurance premiums. Prior to the Commencement Date, no rent, utilities, real property taxes and/or liability insurance premiums were required to be paid to Longfellow under the lease. In 2014, TransAtlantic USA paid approximately $80,000 to Longfellow pursuant to office lease.

 On June 13, 2012, we entered into a transition services agreement with Viking Services Management, Ltd. (“Viking Management”) in connection with the sale of our oilfield services business to a joint venture owned by Dalea and funds managed by Abraaj Investment Management Limited. Pursuant to the transition services agreement, we agreed to provide certain administrative services, including, but not limited to, continued use of certain of our employees and independent contractors, a guarantee of a lease for flats in Turkey, Turkish tax or legal advice and services, office space in Istanbul, Turkey, information technology support and certain software or licenses to Viking Management. In addition, Viking Management agreed to cause its subsidiaries to provide us with the continued use of certain office space in Tekirdag, Turkey. The transition services agreement terminated on June 13, 2014. In the third quarter of 2012, we entered into an addendum to the transition services agreement whereby Viking Management agreed to cause its subsidiaries to provide us with the continued use of certain equipment yards in the Thrace Basin and in southwestern Turkey. The addendum terminated on April 1, 2014. In 2014, we paid $207,000 to Viking Management pursuant to the addendum.

On June 13, 2012, the Company closed the sale of its oilfield services business, which was substantially comprised of the Company’s wholly owned subsidiaries, Viking International and Viking Geophysical, to a joint venture owned by Dalea and funds advised by Abraaj Investment Management Limited for an aggregate purchase price of $168.5 million, consisting of approximately $157.0 million in cash and a $11.5 million promissory note from Dalea. The promissory note bears interest at a rate of 3.0% per annum and is guaranteed by Mr. Mitchell. The transaction was approved by a special committee of the Company’s board of directors after the receipt of a fairness opinion solely for the benefit of the special committee, which was subject to certain assumptions and limitations as provided in such opinion. The promissory note is payable five years from the date of issuance or earlier upon the occurrence of certain specified events, including an initial public offering by the joint venture. Upon the consummation of an initial public offering by the joint venture and the prior approval of Dalea, the Company can elect to convert the outstanding balance of the promissory note, including accrued interest, into the number of shares offered in the initial public offering equal to such outstanding balance divided by the per share purchase price paid by the public in the initial public offering. The promissory note bears interest at a rate of 3.0% per annum and is guaranteed by Mr. Mitchell. The Company used a portion of the net proceeds from the sale to pay off its $73.0 million credit agreement with Dalea, its $11.0 million credit facility with Dalea, its $0.9 million promissory note with Viking Drilling, LLC and its $1.8 million credit agreement with a Turkish bank. In 2014, Dalea paid the Company $350,000 in interest. At December 31, 2014, the promissory note had an outstanding principal balance of $11.5 million.

On June 13, 2012, the Company also entered into separate master services agreements with each of Viking International, VOS and Viking Geophysical in connection with the sale of its oilfield services business. Pursuant to the master services agreements with Viking International and VOS, the Company is entitled to receive certain oilfield services and materials, including, but not limited to, drilling rigs and fracture stimulation, that are needed for its operations in Bulgaria and Turkey. Pursuant to the master services agreement with Viking Geophysical, the Company is also entitled to receive geophysical services and materials that are needed for our operations in those countries. Each master services agreement is for a five-year term. Currently, the Company can contract for services and materials on a firm basis and, to the extent that it does not contract for all of their services or materials, Viking International, VOS and Viking Geophysical are allowed to contract with third parties for any remaining capacity. In 2014, the Company paid Viking International, VOS and Viking Geophysical approximately $93.4 million under the master service agreements.

On April 5, 2013, TransAtlantic USA entered into an office lease with Longfellow to lease approximately 4,700 square feet of additional corporate office space in Addison, Texas. The initial lease term expires April 5, 2018, unless earlier terminated in accordance with the lease. For the first year of the lease, TransAtlantic USA will pay monthly rent of $7,533 to Longfellow plus, utilities, real property taxes and liability insurance premiums. In 2014, TransAtlantic USA paid approximately $92,000 to Longfellow pursuant to the office lease.

On January 2, 2014, TransAtlantic Albania Ltd. – Albanian branch (formerly Stream Oil & Gas Ltd. – Albanian branch) (“TransAtlantic Albania”) entered into a drilling contract with Viking International for the drilling of the D34H1 well in Albania. In 2014, TransAtlantic Albania incurred costs of approximately $11.4 million under the drilling contract which was payable at December 31, 2014.

On March 26, 2014, TEMI and Thrace Basin Natural Gas (Turkiye) Corporation (“TBNG”) entered into an equipment yard services agreement with Viking International whereby Viking International provides them with the services related to the use of Viking International’s equipment yards in the Thrace Basin and in southwestern Turkey. The equipment yard services agreement was effective April 1, 2014 and had a one-year term. Under the agreement, TEMI and TBNG will each paid Viking International $17,250 per month. In 2014, TEMI and TBNG each paid approximately $310,000 to Viking International pursuant to the equipment yard services agreement.

On September 16, 2014, Stream issued to Viking International a note in the principal amount of $6.8 million. At December 31, 2014, we had $6.8 million outstanding under the Viking International note. At March 12, 2015, we repaid the remainder of the note.

Convertible Notes Offering

As of December 31, 2014, we sold $47.4 million of Notes in a non-brokered private placement. Dalea purchased $2.0 million of the Notes; trusts benefitting Mr. Mitchell’s four children each purchased $2.0 million of the Notes; Pinon Foundation, a non-profit charitable organization directed by Mr. Mitchell’s spouse, purchased $10.0 million of the Notes; three children of Brian Bailey, a director of the Company, each purchased $100,000 of the Notes; Wil Saqueton, the Company’s vice president and chief financial officer, purchased $100,000 of the Notes; Matthew McCann, the Company’s general counsel and corporate secretary, purchased $200,000 of the Notes; and a trust benefitting Barbara and Terry Pope, Mr. Mitchell’s sister-in-law and brother-in-law, purchased $200,000 of the Notes.

Other Related Party Transactions

During 2014, we incurred $60,000 of geology consulting services from Roxanna Oil Company, a private oil and natural gas exploration and production company (“Roxanna”).  Mr. Downey, one of our directors, is the chairman of the board of Roxanna.

Policies and Procedures for Approving Related Party Transactions

The Company’s board of directors adopted a written Related Party Transactions Policy in December 2009. In accordance with the Company’s Related Party Transactions Policy, all Related Party Transactions and any material amendments to such Related Party Transactions must be reviewed and approved by the Company’s audit committee and, if necessary, recommended to the Company’s board of directors for its approval. Alternatively, the board may determine that a particular Related Party Transaction or a material amendment thereto shall instead be reviewed and approved by a majority of directors disinterested in the Related Party Transaction. If advance audit committee approval of a Related Party Transaction is not feasible, then the Related Party Transaction may be considered and, if the audit committee determines to be appropriate, ratified at the audit committee’s next regularly scheduled meeting. In determining whether to approve, recommend or ratify a Related Party Transaction, the audit committee will take into account, among other factors it deems appropriate, (i) whether the transaction is fair to the Company, (ii) whether the audit committee has all of the material facts regarding the transaction or parties involved, (iii) whether the transaction is generally available to an unaffiliated third-party under the same or similar circumstances and cost, and (iv) the extent of the Related Party’s interest in the transaction.

A “Related Party Transaction” means a transaction (including any financial transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness)), or a series of transactions, or any material amendment to any such transaction, between the Company and any Related Party (as defined below), other than (i) transactions available to all employees generally; (ii) transactions involving compensation of a director or executive officer or involving an employment agreement, severance agreement, change in control provision or agreement or special supplemental benefit of a director or executive officer; (iii) transactions in which the interest of the Related Party arises solely from the ownership of a class of the Company’s equity securities and all holders of that class receive the same benefit on a pro rata basis; or (iv) transactions in which the rates or charges involved therein are determined by competitive bids.

A “Related Party” means the following persons, or an entity owned by any such person: (i) an “executive officer” of the Company (as defined in Rule 405 under the Securities Act and Rule 3b-7 under the Exchange Act); (ii) a director of the Company or a nominee for director of the Company; (iii) a person (including any entity or group) known to the Company to be the beneficial owner of more than 5% of any class of the Company’s voting securities (a “5% shareholder”); or (iv) a person who is an “immediate family member” of an executive officer, director, nominee for director or 5% shareholder of the Company.

In May 2014, the Company’s board of directors appointed a special committee to review, evaluate and provide recommendations to the Board regarding the documentation, disclosure and accounting for the Company’s related party transactions and compensation of its officers employed by related parties.

APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

(Proposal 2)

During 2014, KPMG LLP served as the Company’s independent registered public accounting firm and also provided certain tax and other audit-related services. It is expected that one or more representatives of KPMG LLP will attend the Annual Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

Under Section 89 of the Bermuda Companies Act 1981, the shareholders have the authority to appoint the Company’s independent registered public accounting firm and to authorize the audit committee to determine their remuneration. The audit committee has recommended appointment of KPMG LLP to serve as the Company’s independent registered public accounting firm for the year ending December 31, 2015. The board of directors is asking shareholders to approve such appointment and the authority of the audit committee to determine their remuneration. If KPMG LLP is not appointed by shareholders at the Annual Meeting, KPMG LLP, as the incumbent independent registered public accounting firm, will continue in office until a successor is appointed in accordance with Bermuda law and the Company’s Bye-Laws. The affirmative vote of the holders of a majority of the votes cast is required to approve the appointment and the authorization of the audit committee to set their remuneration.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE APPOINTMENT OF KPMG LLP TO SERVE AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2015 AND TO AUTHORIZE THE AUDIT COMMITTEE TO SET THEIR REMUNERATION

Fees Paid to KPMG LLP

The following table shows the aggregate fees for professional services provided to the Company by KPMG LLP for 2014 and 2013:

	2014	2013
Audit Fees	$1,375,000	$1,790,778
Audit-Related Fees	144,331	15,000
Tax Fees	0	0
All Other Fees	65,338	2,436
Total	$1,584,669	$1,808,214

Audit Fees. This category includes the audit of the Company’s annual consolidated financial statements, reviews of the Company’s financial statements included in the Company’s Quarterly Reports on Form 10-Q and services that are normally provided by its independent registered public accounting firm in connection with its engagements for those years. This category also includes advice on audit and accounting matters that arose during, or as a result of, the audit or the review of the Company’s interim financial statements.

Audit-Related Fees. This category consists of assurance and related services by its independent registered public accounting firm that are reasonably related to the performance of the audit or review of the Company’s financial statements and are not reported above under “Audit Fees.” The services for the fees disclosed under this category include audit-related work regarding acquisitions, divestitures, the incurrence of additional indebtedness and debt covenant compliance.

Tax Fees. This category consists of professional services rendered by the Company’s independent registered public accounting firm for tax compliance and tax advice. The services for the fees disclosed under this category include tax return preparation and technical tax advice.

 All Other Fees. This category consists of fees for other miscellaneous items.

The Company’s board of directors has adopted a procedure for pre-approval of all fees charged by its independent registered public accounting firm. Under the procedure, the audit committee of the Company’s board of directors approves the engagement letter with respect to audit, tax and review services. Other fees are subject to pre-approval by the audit committee. The audit, audit-related fees, tax fees and other fees paid to KPMG LLP with respect to 2014 and 2013 were pre-approved by the audit committee.

SHAREHOLDER PROPOSALS

All proposals that shareholders seek to have included in the proxy statement and form of proxy for the Company’s 2016 Annual Meeting of Shareholders must be received at the Company’s principal executive offices at 16803 Dallas Parkway, Addison, TX 75001, not later than December 30, 2015. Upon timely receipt of any such proposal, the Company will determine whether or not to include such proposal in the proxy statement and form of proxy in accordance with applicable law.

The Company’s Bye-Laws govern the submission of nominations for director or other business proposals that a shareholder wishes to have considered at a meeting of shareholders, but which are not included in the Company’s proxy statement for that meeting. Under the Company’s Bye-Laws and the Bermuda Companies Act 1981, shareholders who represent not less than 5% of the total voting power of shareholders having the right to vote at the meeting or who are 100 or more in number may requisition any resolution that may be properly moved at a shareholders’ meeting. A shareholder wishing to move a resolution at an annual meeting is generally required to give the Company notice of the resolution at the Company’s registered office at least six weeks before the meeting. Any such proposal must also comply with the other provisions contained in the Company’s Bye-Laws relating to shareholder proposals.

A proxy granted by a shareholder will give discretionary authority to the proxies to vote on any matters introduced pursuant to the above advance notice Bye-Law provisions, subject to applicable rules of the SEC.

OTHER BUSINESS

Management is not aware of any other business to come before the Annual Meeting other than as set forth in the Notice. Should any other business be properly brought before the Annual Meeting, it is the intention of the persons named in the form of proxy to vote the Common Shares represented thereby in accordance with their discretion and best judgment on such matter.

ADDITIONAL INFORMATION

Shareholders that have additional questions about the information contained in this Proxy Statement or that wish to obtain directions to attend the Annual Meeting and vote in person, should contact the Corporate Secretary at TransAtlantic Petroleum Ltd., c/o TransAtlantic Petroleum (USA) Corp., 16803 Dallas Parkway, Addison, TX 75001 or at (214) 220-4323.

BY ORDER OF THE BOARD OF DIRECTORS

N. MALONE MITCHELL 3rd

Chief Executive Officer

Addison, Texas

April 27, 2015

IT IS IMPORTANT THAT PROXIES BE VOTED PROMPTLY. STOCKHOLDERS WHO DO NOT EXPECT TO ATTEND THE MEETING AND WISH THEIR STOCK TO BE VOTED ARE URGED TO VOTE BY INTERNET, PHONE OR MAIL AS DESCRIBED IN THE PROXY CARD OR PROXY NOTICE.

8th Floor, 100 University Avenue  Toronto, Ontario M5J 2Y1  www.computershare.com  MR SAM SAMPLE  123 SAMPLES STREET  Security Class COMMON SHARES  SAMPLETOWN SS X9X 9X9  Holder Account Number  C1234567890 X X X  Fold  Form of Proxy - Annual Meeting to be held on Wednesday, June 10, 2015  This Form of Proxy is solicited by and on behalf of the Board of Directors and Management.  Notes to proxy  1. Every holder has the right to appoint some other person or company of their choice, who need not be a holder, to attend and act on their behalf at the meeting or any  adjournment or postponement thereof. If you wish to appoint a person or company other than the persons whose names are printed herein, please insert the name of  your chosen proxyholder in the space provided (see reverse).  2. If the securities are registered in the name of more than one owner (for example, joint ownership, trustees, executors, etc.), then all those registered should sign this proxy. If you  are voting on behalf of a corporation or another individual you must sign this proxy with signing capacity stated, and you may be required to provide documentation evidencing your  power to sign this proxy.  3. This proxy should be signed in the exact manner as the name(s) appear(s) on the proxy.  4. If this proxy is not dated, it will be deemed to bear the date on which it is mailed by Management to the holder.  5. The securities represented by this proxy will be voted as directed by the holder; however, if such a direction is not made in respect of any matter, this proxy will be  voted as recommended by the Board of Directors.  6. The securities represented by this proxy will be voted in favor or withheld from voting or voted against each of the matters described herein, as applicable, in accordance with  the instructions of the holder, on any ballot that may be called for and, if the holder has specified a choice with respect to any matter to be acted on, the securities will be voted  accordingly.  7. This proxy confers discretionary authority in respect of amendments or variations to matters identified in the Notice of Meeting or other matters that may properly come before the  meeting or any adjournment or postponement thereof.  8. This proxy should be read in conjunction with the accompanying documentation provided by Management. Fold  Proxies submitted must be received by 4:00 PM, Central Time, on Monday, June 8, 2015.  VOTE USING THE TELEPHONE OR INTERNET 24 HOURS A DAY 7 DAYS A WEEK!  • Go to the following web site:  www.investorvote.com  To Vote Using the Internet  • Call the number listed BELOW from a touch tone  telephone.  1-866-732-VOTE (8683) Toll Free  To Vote Using the Telephone  • Smartphone?  Scan the QR code to vote now.  Voting by mail may be the only method for securities held in the name of a corporation or securities being voted on behalf of another individual. Voting by mail or by Internet are the only methods by which a holder may appoint a person as proxyholder other than the Management nominees named on the reverse of this proxy. Instead of mailing this proxy, you may choose one of the two voting methods outlined above to vote this proxy. To vote by telephone or the Internet, you will need to provide your CONTROL NUMBER listed below.  To vote by telephone or the Internet, you will need to provide your CONTROL NUMBER listed below.  CONTROL NUMBER 123456789012345  CPUQC01.E.INT/000001/i1234 0156MB

MR SAM SAMPLE C1234567890  XXX 123  Appointment of Proxyholder  I/We, being holder(s) of TransAtlantic Petroleum Ltd. (the “Company”) Print the name of the person you are  hereby appoint: N. Malone Mitchell 3rd, or failing him, Matthew W. McCann,  or failing him Todd C. Dutton, or failing him Wil S. Saqueton OR  appointing if this person is someone  other than the Management appointees  listed herein.    as my/our proxyholder with full power of substitution and to attend, act and to vote for and on behalf of the shareholder in accordance with the following direction (or if no directions have  been given, as the proxyholder sees fit) and all other matters that may properly come before the Annual Meeting of Shareholders of TransAtlantic Petroleum Ltd. to be held at 16803  Dallas Parkway, Addison, Texas, 75001 on Wenesday, June 10, 2015 at 4:00 pm (Central Time) and at any adjournment or postponement thereof.   VOTING RECOMMENDATIONS OF THE BOARD OF DIRECTORS ARE INDICATED BY HIGHLIGHTED TEXT OVER THE BOXES.   1. Election of Directors  WithholdAgainst WithholdAgainst WithholdAgainst  01. N. Malone Mitchell 3rd 02. Bob G. Alexander 03. Brian E. Bayley  Fold  04. Charles J. Campise 05. Marlan W. Downey 06. Gregory K. Renwick  07. Mel G. Riggs  For Against Abstain  2. Appointment of Auditors  To appoint KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2015 and to authorize the  Company’s audit committee to determine their remuneration.   For  For  For  Fold   Authorized Signature(s) - This section must be completed for your Signature(s) Date  instructions to be executed.   I/We authorize you to act in accordance with my/our instructions set out above. I/We hereby  revoke any proxy previously given with respect to the Meeting. If no voting instructions   DD / MM / YY  are indicated above, this Proxy will be voted as recommended by the Board of  Directors.   TNPQ 053071 AR0 99999999999   0156NB